EXHIBIT 99

ADP Announces CFO Transition

ROSELAND, N.J. – April 30, 2025 – ADP (Nasdaq: ADP), a leading global technology company providing human capital management (HCM) solutions, today announced that Peter Hadley, ADP's Treasurer, has been appointed Chief Financial Officer, effective July 1, 2025. He succeeds Don McGuire, who has served as CFO since 2021. To ensure a seamless transition, Mr. McGuire will remain available through September 30, 2025. Mr. Hadley will report directly to Maria Black, President and Chief Executive Officer of ADP.

Mr. Hadley, 52, joined ADP in 2002 and has held increasingly senior executive leadership positions since that time. Since 2022, he has served as Corporate Vice President and Treasurer of ADP, with responsibilities for overseeing ADP’s capital structure, client funds investment portfolio, funding of global operations, capital markets activities, investor relations and corporate insurance programs. In 2017, Mr. Hadley was appointed President – Asia Pacific, where he had responsibility for ADP’s business operations, strategy, and business development activities in the Asia-Pacific region. Prior to this role, he served as CFO for ADP’s Global Enterprise Solutions and Employer Services International. Before joining ADP, Mr. Hadley held various roles at KPMG in the United Kingdom and Arthur Andersen in Australia. He holds a Master of Applied Finance from the Financial Services Institute of Australia and a Bachelor of Economics from the University of Sydney. Mr. Hadley is also a qualified Chartered Accountant with the Institute of Chartered Accountants in Australia.

"Peter has held leadership roles in both finance and operations for ADP throughout the world, providing him with extensive knowledge of our business and the industry,” said Maria Black, President and Chief Executive Officer. “Peter has been instrumental in ADP’s growth, particularly internationally, and his deep financial expertise, strategic approach, and strong leadership qualities make him the perfect choice to lead our global finance organization and support the next chapter of ADP’s growth.”

Mr. Hadley said, “I am honored to assume this role and look forward to maintaining our commitment to driving sustainable, long-term growth and shareholder value as we help our clients navigate the changing world of work.”

Ms. Black continued, "On behalf of all of us at ADP, I want to thank Don for his dedicated service as CFO and the lasting contributions he has made to ADP. During his tenure, he not only built an accomplished finance organization but also helped shape our business into the global HCM leader it is today."

About ADP (Nasdaq: ADP)

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Source: Automatic Data Processing, Inc.